Exhibit 10.41

Amendment No. 1 to
LOCK BOX AGREEMENT

This Amendment No. 1 to Lock Box Agreement dated as of November 8, 2006 (this “Amendment”) is made by and among Smart Online, Inc., a Delaware corporation (the “Buyer”), Smart Commerce, Inc., a Delaware corporation (the “Company”), and certain former shareholders of iMart Incorporated, Inc. (the “Sellers”)

WHEREAS, the Buyer, iMart Incorporated, Inc., a Michigan corporation (“iMart”), and the Sellers previously entered into a Stock Purchase Agreement, dated October 17, 2005 (the “SPA”), the provided for, inter alia, the establishment of a lock box agreement and account (the “Lock Box Account”);

WHEREAS, pursuant to the SPA, the parties entered into a Lock Box Agreement dated as of October 17, 2005 (the “Agreement”) establishing the Lock Box Account and certain procedures regarding payments to be made from the Lock Box Account

WHEREAS, following consummation of the SPA and the Agreement, iMart merged with and into the Company, and the Company is successor in interest to iMart under the SPA and the Agreement;

WHEREAS, the Company desires to enter into a certain loan transaction with Fifth Third Bank, a Michigan banking corporation (the “Bank”), pursuant to which the Company will grant Bank a security interest in its assets and establish a lock box agreement and account with the Bank (the “Fifth Third Account”); and

WHEREAS, the parties wish to amend the Agreement to (i) extend the term of the Agreement and provide for advance payment of certain Installment Payments (as defined in the Agreement) and/or Noncompetition Payments (as defined in the Agreement),, and (ii) terminate the Sellers’ security interest granted pursuant to the Agreement and SPA.

NOW THEREFORE, the parties agree to amend the Agreement as follows:

1.    The caption of the Agreement is hereby amended to delete the words “iMart Incorporated, a Michigan corporation” and add the words “Smart Commerce, Inc., a Delaware corporation” and each reference in the Agreement to “the Company” or words of like import referring to iMart Incorporated, a Michigan corporation, shall mean and be a reference to Smart Commerce, Inc., a Delaware corporation.

2.    Section 1 of the Agreement is deleted in its entirety and replaced with the following:

“1.    Deposit of Proceeds. The Company hereby agrees that all cash, checks, drafts and other instruments for the payment of money at any time received by the Company as proceeds from the operation of the Business (the “Proceeds”) shall be deposited into a lock box account as described in Section 2, below.”

3.    The following sentence is hereby added to the end of Section 2 of the Agreement:

“On January 1, 2007, the Company shall initiate the process of having all Proceeds deposited in an account (“the Fifth Third Account”) to be opened with Fifth Third Bank, a Michigan banking corporation (the “Bank”). At such time as an audit determines that all Proceeds are being deposited in the Fifth Third Account, the Buyer and the Company will take all necessary steps to close the Lock Box Account.”

4.    Sections 3(a), (c) and (d) of the Agreement are hereby deleted in their entirety and replaced with the following:

“3.    Disposition of Proceeds.

(a)    The Sellers shall be paid the Installment Payments and Noncompetition Payments according to the following schedule: (i) $1,329,518.00 upon the deposit of $1,550,000 by Buyer into the Lock Box Account as payment for the Installment Payments and Noncompetition Payments due on October 2, 2006 and partial Installment Payment due January 5, 2007, (ii) $707,977.08 on January 1, 2007 as payment for the remaining Installment Payments and Noncompetition Payments due January 5, 2007, and (iii) $292,500.00 on or before February 5, 2007 as payment for all remaining Noncompetition Payments due in 2007. Such payments are to be made to the Sellers in the ordinary course of the Company’s business.”

5.    Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.    Term. This Agreement shall terminate upon the date all payments required under Section 3(a) above have been made.”

6.    The security interest granted to Sellers under Section 3.2 of the SPA and under former Section 1 of the Agreement shall be fully released and of no further force and effect, and Sellers hereby understand and acknowledge that the Sellers have no interest in the Lock Box Account or the accounts or the monies in the Lock Box Account at anytime and all amounts deposited into the Lock Box Account are subject to a perfected security interest in favor of the Bank. Nothing contained in this Section 6, however, shall in any way be construed to limit the restrictions (for the benefit of Sellers) on the Company’s ability to withdraw amounts from the Lock Box Account contained in the Agreement, as amended hereby.

7.    Sellers shall execute and deliver to or for Buyer such additional documents and shall provide additional information as the Bank and Buyer may reasonably require to carry out the terms of this Amendment, including Section 6 hereof, and facilitate the certain loan transaction with the Bank.

8.    All parties acknowledge that the Lock Box Account shall remain in place as a matter of convenience only, and periodically at the sole discretion of the Bank, all amounts in the Lock Box Account in excess of any minimum balance required by the depository institution maintaining the Lock Box Account shall be transferred to and deposited in the Fifth Third Account.

9.    In the event of a conflict between the terms of the Agreement, as amended, and the SPA, the terms of the Agreement, as amended, shall govern. All remaining terms of the Agreement and the SPA shall remain in full force and effect; provided, however, that Section 3.2 of the SPA shall be of no further force and effect.

Each of the parties has caused this Amendment to be executed on its behalf by its duly authorized representative as of the date first set forth above.

SMART ONLINE, INC. By: /s/ Michael Nouri Name: D. M. Nouri Title: CEO/President	SELLERS By: /s/ Gary Mahieu Gary Mahieu
SMART COMMERCE, INC. By: /s/ Michael Nouri Name: D. M. Nouri Title: President	By: /s/ Christine Mahieu Christine Mahieu
By: /s/ Hak Jae R. Chung Hak Jae Robert Chung